EXECUTION COPY


                     CONTRIBUTION AND SUBSCRIPTION AGREEMENT


         This Contribution and Subscription Agreement dated as of August 10, 2001 (this "Agreement") is hereby made by and among:

         United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands, having its principal executive office at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands ("UPC");

         Groupe Canal+ S.A., a corporation organized under the laws of France, having its principal executive office at 85/89 Quai Andre Citroen, 75711 Paris Cedex 15, France ("Canal+");

         UPC Polska Inc., a corporation organized under the laws of the State of Delaware, having its principal executive office at 4643 South Ulster Street, Suite 1300, Denver, CO 80237 USA ("UPC Polska");

         Polska Telewizja Cyfrowa TV Sp. z o.o., a limited liability organized under the laws of the Republic of Poland, having its principal executive office at ul. Szturmowa 2A 02-678 Warsaw, Poland ("PTC"); and

         Telewizyjna Korporacja Partycypacyjna S.A., a joint stock company organized under the laws of the Republic of Poland, having its registered office at Kawalerii No. 5, 00-460 Warsaw, Poland ("TKP," and together with Canal+, UPC, UPC Polska and PTC, each a "Party" and together the "Parties").


                                    RECITALS

         WHEREAS, Canal+ owns an interest in the share capital of TKP, a pay-television company which through wholly-owned subsidiaries, among other things, creates, produces, develops and acquires programming to produce and operate a premium pay-television channel and a satellite direct-to-home ("DTH") broadcasting service targeted to audiences in Poland;

         WHEREAS, UPC owns 100% of the share capital of UPC Polska, a company that, directly or indirectly through subsidiaries or minority holdings in Polish companies, among other things, operates cable networks and a satellite DTH broadcasting service targeted to, and creates, produces, develops and acquires programming for, audiences in Poland;

         WHEREAS, the Parties have decided to combine the operations of TKP and the DTH operations of UPC Polska in order to create a common DTH broadcasting platform for the distribution of programming and services targeted to audiences in Poland;

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         NOW, THEREFORE, the Parties have agreed as follows:

                                    ARTICLE I
                               Certain Definitions

         In addition to the terms defined elsewhere herein, for purposes of this Agreement the following terms shall have the meanings specified below. References in this Agreement to numbered Articles, Exhibits and Schedules are, unless otherwise specified, references to Articles, Exhibits and Schedules of this Agreement.

         "Affiliate" means, with respect to any Person, any entity, directly or indirectly, Controlling, Controlled by, or under common Control with, such Person.

         "Broadcasting Law" means the Polish Radio and Television Act of 1992 (Journal of Laws, 1993, no. 7, item 34), as amended from time to time, or any law replacing such Act and covering the same subject matter.

         "Claim" has the meaning set forth in Article 9.2.

         "Closing Date" has the meaning set forth in Article 3.3.

         "Consent" means any consent, waiver, approval, authorization, exemption, or license.

         "Contracts" means any contracts, agreements, commitments, undertakings, leases, licenses, mortgages, bonds, notes or other instruments under which there are existing or future rights or liabilities.

         "Control" means, in any tense, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         "Contributed Companies" has the meaning set forth in Article 8.1(a).

         "DTH" has the meaning set forth in the recitals to this Agreement.

         "DTH Business" means the ownership, management or operation of any Pay-Television Service by DTH satellite for which a fee is received from viewers in Poland, either directly, or indirectly through a carrier, together with all activities related thereto.

         "Group Company," with respect to a Party, means any other Person in which any Person that Controls such party holds, directly or indirectly, a majority of the voting rights.

         "HBO Carriage Agreement" means the Agreement among Polska Programming BV, HBO Poland Partners, @Entertainment Inc., Sereke Holding BV and certain studios (Buena Vista International, CPT Holdings and Warner Bros.), dated July 21, 1998.

         "Indemnifying Party" has the meaning set forth in Article 9.1.

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         "Judgments" means any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority, which are legally binding on the relevant Person.

         "Laws" means any laws, rules or regulations of any governmental, administrative or regulatory authority of a legally binding nature.

         "Liability" means any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

         "Loss" has the meaning set forth in Article 9.1.

         "Net Asset Value" means tangible fixed assets, intangible assets (excluding goodwill), working capital (i.e. inventory, plus trade receivables plus other current receivables minus trade payables and other current liabilities) minus provisions relating to decoders and subscriber receivables of such Person determined in accordance with the relevant generally accepted accounting principles of the country of incorporation of such Person and in a manner consistent with the policies and principles used by such person in connection with the preparation of its financial statements.

         "Pay-Television Service" means any television channel or other television-based service for which a fee is received from viewers in Poland, either directly, or indirectly through a carrier.

         "Permits" means any permits, authorizations, approvals, registrations and licenses granted by or obtained from any governmental, administrative or regulatory authority to the extent legally required to be obtained by the relevant Party.

         "Person" means an individual, sole proprietorship, corporation, partnership, limited partnership, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, or a governmental body, or their equivalent under the applicable legal system.

         "Plan" means any compensation, bonus, profit-sharing, pension, retirement, severance pay, life, health, medical, disability or accident insurance, vacation or other employee benefit plan, program or arrangement of general applicability (other than stock option plans).

         "Polish Persons" shall mean individuals of Polish nationality resident in Poland or legal entities incorporated or organized in Poland which do not constitute foreign persons or persons controlled by foreign persons for the purposes of the Broadcasting Law.

         "Premium Pay-Television Business" means the ownership, management or operation in Poland of any Premium Pay-Television Channel but, for the avoidance of doubt, does not include the mere carriage or distribution of the same.

         "Premium Pay-Television Channel" means any Pay-Television Service available for a monthly subscription fee and employing a programming concept based primarily on first-run movies or premium sports or a combination of both.

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         "Proceeding" means any action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

         "Steering Committee" has the meaning set forth in Article 4.2.

         "Subsidiary" means, with respect to any Party, any entity, in which such Party holds directly or indirectly more than fifty percent (50%) of the voting rights.

         "Subscriber" means, at the relevant date, with respect to a company, all those natural persons or legal entities (hereinafter, for the purposes of this definition, referred to as "persons") who are at such date authorized by the relevant company to view all or any of the channels transmitted or managed by such company as part of its DTH Business or Premium Pay-Television Business, in accordance with a valid and existing contract providing for payment of a monthly subscription fee to the company in excess of the equivalent of *, inclusive of tax, per person and

         1) excluding persons who, as of the determination date, are overdue in whole on their subscriptions by more than ninety days from the due date;

         2) excluding VIP's and persons employed or engaged by the company authorized to view any of the channels for free or by way of dealer demonstration or technical subscription or on a trial basis;

         3) including, without limitation, the following customer categories: hotels and other places of multiple occupation;

                  provided, that:

                  a) where any of the channels or platform are received at a place of multiple occupation (including hotels, motels, bungalows, institutions, apartment blocks), the number of subscribers at that place of multiple occupation shall be deemed to be equal to the monthly revenues received for such channels or platform from such place divided by the average revenue per individual subscriber per month for such channel or platform; and

                  b) where, in relation to any channels, any person's subscription is managed by a third party, absent a showing by the other party of a material variance (in which case such party shall at its own cost conduct an audit to confirm the number of subscribers in accordance with the method set forth above), the number of subscribers shall be deemed to be equal to the number which such third party reported to the company.

         "Tax" or "Taxes" means (i) all taxes, assessments, levies, imposts, duties, fees, withholdings, or other similar governmental charges in the nature of taxation, including, without limitation, income taxes, franchise taxes, transfer taxes or fees, sales taxes, excise taxes, ad valorem taxes, withholding taxes, minimum taxes and social security taxes, and (ii) any interest, penalties or additions to tax imposed on a Tax described in clause (i) hereof,

--------------------
* Information omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Secretary of the Securities and Exchange Commission.

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properly imposed by any national, regional, local or foreign government or subdivision or agency of any of the foregoing.

         "TKP Companies" has the meaning set forth in Article 7.1(a).

         "TKP Financial Statements" has the meaning set forth in Article 7.5(a).

         "TKP Material Adverse Effect" has the meaning set forth in Article 7.4.

         "Transition Period" means the period of time following the Closing necessary to complete the operational combination of the Parties' DTH Business, such period to extend not longer than nine (9) months following the Closing Date.

         "UPC Material Adverse Effect" has the meaning set forth in Article 8.4.

         "Vivendi Universal" shall mean Vivendi Universal S.A., a corporation organized under the laws of France, with its principal executive office at 42, avenue de Friedland, 75008 Paris, France.


                                   ARTICLE II
                                 The Combination

         The purpose of the transactions contemplated herein is to combine the existing DTH Business of UPC Polska with the existing DTH Business and Premium Pay-Television Business of TKP in order to operate a common DTH broadcasting platform for the distribution of programming and services targeted to audiences in Poland.


                                   ARTICLE III
                                   The Closing

         3.1 Closing. On the Closing Date, the Parties undertake to carry out the following transactions. Notwithstanding the sequence and order of their completion, each of the transactions described in this Article 3.1 shall be conditioned upon the others, all such transactions shall be deemed to occur simultaneously, and the failure to complete any one of such transactions shall render the completion of the others null and void, without prejudice to the rights and liabilities of the Parties arising out of or caused by such failure:

         (a) Contribution by PTC and Issuance of Shares by TKP to PTC. (i) Two days prior to the Closing Date, UPC shall have caused PTC to contribute to TKP 100% of the share capital of Wizja TV Sp. z.oo and 100% of the share capital of UPC Broadcast Centre Limited, in each case free and clear of all liens, mortgages, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever ("Liens"), together with all rights then and thereafter attaching thereto. Each of Wizja TV Sp.z.oo and UPC Broadcast Centre Limited shall be contributed on a cash-free and (except to the extent provided in Article 3.1(c)) debt-free basis.

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         (ii) Issuance of Shares by TKP to PTC. In consideration for the contribution referred to in Article 3.1(a)(i), two days prior to the Closing Date, PTC shall have subscribed for, and on the Closing Date TKP shall issue to PTC, in each case at a price of 2,149.61 Polish zlotys per share, 258,973 shares of TKP (and shall deliver certificates evidencing such shares), representing 25% of the outstanding share capital of TKP immediately following such issuance, free and clear of all Liens, together with all rights then and thereafter attaching thereto and which shall be duly authorized, validly issued and fully paid. PTC and Polcom shall be Polish Persons both immediately before and immediately after such subscription.

         (b) Transfer by PolCom to Canal+. Immediately following the registration of the capital increase referred to in Article 3.1(a)(ii), PolCom shall Transfer sufficient shares of TKP to Canal+ such that Canal+ holds 49% of TKP.

         (c) Repayment of UPC Shareholder Loan. At the time of the contribution referred to in Article 3.1(a)(i), the Contributed Companies shall have total outstanding debt consisting of only (i) one shareholder loan from either UPC or one of its Subsidiaries which shall be an amount of (euro) 150 million including interest (the "UPC Shareholder Loan") and (ii) trade payables to trade creditors incurred in the ordinary course of business. At the Closing, the Contributed Companies shall repay the UPC Shareholder Loan in full with the proceeds from a shareholder loan to the Contributed Companies from TKP, which shareholder loan shall be funded by a shareholder loan to TKP from Canal+ or one of its Affiliates. The terms of the shareholder loan from Canal+ or one of its Affiliates to TKP shall be as set forth in the term sheet attached hereto as
Exhibit 3.1(c).

         (d) TKP Funding. On the Closing Date, immediately following the capital increase and subscription described in Article 3.1(a)(ii), each of Canal+ and PTC shall extend a shareholder loan to TKP ranking pari passu with the loan described in Article 3.1(c) in the amount of its pro rata share of (euro) 120 million, in order to fund the development of TKP. In the event that additional capital contributions are required to maintain minimum capital requirements under Polish law, each Shareholder undertakes to convert the necessary pro rata portion of the shareholder loan provided for in this Article 3.1(d) to equity, unless TKP's minimum capital requirements may be satisfied by letters of support from the Shareholders pro rata to their shareholding or by the issuance of an appropriate statement by the TKP Supervisory Board to the effect that TKP has the ability to meet its future obligations with future profits.

         (e) Guarantees. On the Closing Date, TKP shall assume, either through a direct agreement with the beneficiary of the guarantee or through a series of back-to-back arrangements with the other Party, the obligations in the guarantees identified in Schedule 8.11(a).

         (f) TKP Statute. No later than the Closing Date, the amended TKP Statute substantially in the form set forth in Exhibit 3.1(f) shall have been approved and adopted by the shareholders of TKP.

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        (g)       Assets.

                  (i) Attached as Exhibit 3.1(g) is an indicative list of the assets to be spun out of the Contributed Companies (as defined herein) prior to the Closing Date in accordance with Article 4.1(b).

                  (ii) To the extent that the Parties identify other DTH assets of UPC Polska after the Closing Date (as defined below) that should have been transferred to the Contributed Companies prior to the contribution referred to in Article 3.1(a)(i), UPC Polska undertakes to transfer such assets to TKP for a nominal consideration as soon as practicable.

                  (iii) To the extent that the Parties identify after the Closing Date any assets transferred to TKP that should have been carved out of the Contributed Companies prior to the contribution referred to in Article 3.1(a)(i) because they were not part of the UPC Polska DTH Business, TKP undertakes to retransfer such assets to UPC Polska for a nominal consideration as soon as practicable.

         (h)      Programming Agreements.

                  (i) On the Closing Date, UPC Polska shall cause Wizja T.V. B.V. to transfer to TKP, to the extent possible, the programming agreements listed in Exhibit 3.1(h) that are directly and solely related to the UPC Polska DTH Business.

                  (ii) With respect to programming agreements listed in Exhibit 3.1(h) that (x) are not transferable, (y) do not relate directly and solely to the UPC Polska DTH Business or (z) are not terminated by Wizja T.V. B.V. with TKP's consent prior to the Closing, UPC Polska shall cause Wizja T.V. B.V. to enter into an agreement with TKP on the Closing Date pursuant to which Wizja T.V. B.V. shall provide TKP with the benefits, subject to the assumption by TKP of the obligations and liabilities of Wizja T.V. B.V., under any such agreements, in each case to the extent they directly relate to the UPC Polska DTH Business including obligations to provide uplink services and deliver broadcast signals to network head-ends on behalf of certain third parties; provided, that:

                  (A) with respect to the agreement numbered 11 in such Exhibit, UPC shall use its best efforts (including leveraging its shareholding in such channel) to negotiate a reduction in the current economic effect of such agreement between the date hereof and the Closing Date,

                  (B) with respect to the agreements numbered 5, 6, 7, 8, and 19 in such Exhibit, the terms of such agreements shall have been renegotiated between the date hereof and the Closing Date, so that such terms are arms-length, fair and reasonable commercial terms, and consistent with other similar contracts in the Polish market; and

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                  (C) with respect to the agreement numbered 19 in such Exhibit, the agreement shall have been renegotiated between the date hereof and the Closing Date to provide that TKP may terminate such agreement without cost in the event that TKP ceases to carry Alekino.

                  (iii) With respect to the programming agreements listed on
                  Exhibit 3.1(h), to the extent that minimum guarantees apply to both the DTH Business and the cable business, any costs resulting from those minimum guarantees after the Closing Date shall be borne 30% by TKP and 70% by UPC Polska.

         3.2 Post-Closing Structure. (i) Immediately following the Closing, the shareholding structure of TKP and each of its subsidiaries shall be as set forth in the organization chart attached hereto as Exhibit 3.2.

         (ii) At or immediately following the Closing, the shareholders of TKP shall appoint their respective members to the TKP Supervisory Board as provided in Article 2.3(b) of the TKP Shareholders Agreement entered into on the date hereof.

         3.3 The Closing Date. The closing of the transactions provided for in this Agreement (the "Closing") shall be held on the second business day after the last of the conditions set forth in Article V of this Agreement shall have been fulfilled or waived in accordance herewith or at such other time and date as the Parties may designate in writing by mutual consent. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         3.4 Shareholders Resolutions and Other Corporate Formalities. As soon as practicable following the execution hereof, the TKP General Meeting of Shareholders shall adopt resolutions approving the contribution and capital increase contemplated in Article 3.1, subject only to the regulatory approvals referred to in Article V hereof and take all the steps necessary under Polish company law to effect the Closing as soon as possible.

         3.5 Further Assurances. Each of the Parties shall co-operate and use their respective reasonable best efforts to take, or permit to be taken, all appropriate actions so that the Parties' transactions leading up to the combination mentioned in Article II are effected in the most tax efficient manner and consistent with all applicable legislation.

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                                   ARTICLE IV
                           Interim Period Undertakings

         During the period from the date of this Agreement to the Closing Date (the "Interim Period"), the Parties shall implement the following provisions.

         4.1 Pre-Closing Restructuring.

         As soon as possible following the date of execution of this Agreement and prior to the Closing Date:

         (a) Canal+ shall take the steps necessary to achieve the shareholding structure of TKP summarized in Exhibit 4.1.

         (b) UPC Polska shall cause the activities related to UPC Polska's call center and the assets identified in Exhibit 3.1(g) to be spun-off from the Contributed Companies and shall cause each of (i) Polska Telewizja Cyfrowa Wizja TV Programming Sp. z.oo, (ii) At Entertainment Services Limited and (iii) Antel Sp. z.oo to be either liquidated or spun-off.

         (c) UPC Polska shall take the steps necessary to ensure that PTC holds all of the outstanding shares of the Contributed Companies at the time of the contribution of the shares of the Contributed Companies pursuant to Article 3.1(a)(i);

         (d) All rights and obligations of Canal+ with regard to Eutelsat transponders 4, 15, 110, and 119 shall be formally transferred to TKP; and

         (e) UPC Polska shall cause the Trademarks listed on Exhibit 4.1(e) to be owned by the Contributed Companies at the time of the contribution of the shares of the Contributed Companies pursuant to Article 3.1(a)(i).

         4.2 Steering Committee. (a) During the Interim Period, subject to applicable law, in order to implement the terms of this Agreement and facilitate the Closing, the Parties shall establish a steering committee (the "Steering Committee") consisting of eight (8) members, an equal number of which shall be appointed by each of Canal+ and UPC. The Steering Committee shall hold meetings at least once every four (4) weeks during the Interim Period or more often, as appropriate.

         (b) Within eight weeks of the date of this Agreement, the Chief Executive Officers of TKP and UPC Polska shall submit to the Steering Committee
(i) a detailed budget for 2002 based on the ten-year business plan for TKP attached hereto as Exhibit 4.2(b), (ii) a program to reduce decoder piracy,
(iii) a detailed transition plan for the operational merger of the two platforms (the "Transition Plan"), and (iv) drafts of all of the agreements needed to implement such transition plan including, without limitation, the agreements referred to in Article 4.3 below.

         (c) The operations of Wizja Sport shall be terminated in accordance with a schedule to be set forth in the Transition Plan. The Parties will use reasonable efforts to minimize the resulting costs, and TKP shall bear the first
(euro) 9.33 million of the resulting restructuring costs and the remainder shall be borne by Wizja TV B.V.

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         4.3 Accompanying Agreements.

         (a) Agreements to be entered into at or prior to the Closing. Without prejudice to the foregoing, the Parties undertake to negotiate in good faith during the Interim Period towards the execution, on or prior to the Closing Date (as the latest effective date of such agreements), of the following agreements:

         (i) a long-form channel carriage agreement for the carriage of TKP's Premium Pay-Television Channel on UPC Polska's cable networks, embodying the terms set forth in the term sheet attached as Exhibit 4.3(a)(i); In the event that such long-form agreement is not executed on or prior to the Closing Date and until such execution, UPC Polska hereby undertakes to carry TKP's Premium Pay Television Channel on its cable network after the Closing Date on the basis of such term sheet. UPC shall cause its Subsidiaries which are party to such term sheet and/or long-form agreement to comply with their obligations thereunder.

         (ii) the agreements referred to in Article 3.1(h);

         (iii) an agreement pursuant to which TKP shall assume the rights and obligations of UPC Broadcast Centre Limited under the Cryptoworks license to the extent such rights and obligations relate to the DTH Business;

         (iv) an agreement for the use by TKP of UPC Polska's call center and subscriber management services during the Transition Period, on a cost plus basis with a maximum spread of 5%;

         (v) at UPC's request, an agreement under which TKP shall provide UPC's Central European DTH businesses after the Closing with uplink facilities and services in accordance with operational and service level agreements consistent with industry standards on a cost-plus basis with a maximum spread of 5%; these shall include agreements which seek to avoid negative synergies and to promote the use of a common region-wide satellite platform.

         (b) Other Undertakings.

         (i) Following the date hereof, UPC Polska and TKP shall negotiate in good faith a long-term, arms-length agreement for the use by TKP of UPC Polska's call center and subscriber management system. If no agreement is reached by the Closing Date, TKP shall bear the costs associated with the downsizing of the call center to reflect the resulting reduction in call center activity; and

         (ii) Within six (6) months following the date hereof, TKP shall determine whether it wishes to continue to use the space currently used by Wizja TV Sp. z.oo as its headquarters. If TKP determines that it does not wish to continue to use such space, TKP shall bear the portion of the resulting termination costs that relates to space at such location used at the date hereof by UPC Polska's DTH Business, and UPC shall bear the remainder of such termination costs.

         (iii) TKP shall operate its DTH business after the Transition Period using one satellite platform.

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         (c) Central Europe.

         UPC Broadcast Centre Limited currently provides services to UPC's DTH Businesses in Poland and UPC's DTH business in Central Europe. In recognition of this fact:

         (i) Following the Closing, for so long as UPC Broadcast Centre Limited shall continue to operate its Maidstone facility, UPC and TKP shall split the operating costs of UPC Broadcast Centre Limited based on the relative usage of UPC Broadcast Centre Limited's services by UPC's Central European DTH business and TKP's DTH Business, respectively.

         (ii) The Parties acknowledge that TKP plans (A) to terminate the operations of UPC Broadcast Centre Limited's Maidstone facility and (B) to transfer such operations to TKP's facilities in Poland in accordance with the Transition Plan.

         (iii) Any restructuring costs resulting from the actions referred to in
Article 4.3(c)(ii)(A) shall be split between TKP and UPC based on the respective usage of Maidstone by TKP and UPC's Central European DTH businesses.

         (iv) The split of costs between TKP and UPC pursuant to Article 4.3(c)(i) and (iii) shall be decided between the management of TKP and UPC; any disagreement among them shall be subject to resolution thereof by the Steering Committee.

         (v) To the extent that following the transfer of services contemplated in Article 4.3(c)(ii), TKP decides to retain and continue to use any tangible fixed assets formerly used by both UPC's DTH Business in Poland and UPC's Central European DTH business, any amounts due to TKP under Article 4.3(a)(v) shall be reduced by an amount equal to a percentage of the net book value of the tangible fixed assets so used based on the relative usage of such assets by UPC's DTH Business in Poland and the UPC Central European DTH businesses, respectively. For the avoidance of doubt, this provision is intended only as a possible reduction in amounts due to TKP from UPC under Article 4.3(a)(v) and shall not give rise to any cash payment by TKP.

         (vi) UPC shall bear 25% of the restructuring costs related to the four Astra transponders listed on Schedule 8.11(a) and TKP shall bear the remainder of such restructuring costs.

         4.4 Coordination and Information. During the Interim Period, subject to applicable law, the Parties shall consult with each other regarding the activities of TKP and UPC Polska's DTH Business. In furtherance of the foregoing, during the Interim Period:

         (a) TKP shall provide UPC with copies of the information (including management reports) provided during such period to the members of the Supervisory Board or Management Board or shareholders of TKP. In addition, during the Interim Period, TKP shall promptly advise UPC in writing of any change in the condition (financial or otherwise), properties, Liabilities, operations or prospects of any TKP Company which is or may reasonably be expected to be materially adverse to the TKP Companies taken as a whole.

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         (b) UPC Polska shall provide Canal+ with copies of the information
(including management reports) provided during such period to UPC or the Board of Directors or shareholders of UPC Polska regarding the Contributed Companies or UPC Polska's DTH Business. In addition, during the Interim Period, UPC Polska shall promptly advise Canal+ in writing of any change in the condition (financial or otherwise), properties, Liabilities, operations or prospects of any Contributed Company which is or may reasonably be expected to be materially adverse to the Contributed Companies or UPC Polska's DTH Business taken as a whole.

         4.5 Standstill.

         (a) During the Interim Period, except as contemplated by this Agreement, or in the ordinary and usual course of business of the Parties or as otherwise consented to in writing by each of the Parties, none of the TKP Companies and none of the Contributed Companies shall:

             (i) amend its certificate of incorporation or by-laws or other constituent or governing document or governing agreement;

             (ii) alter its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise), or purchase or redeem any shares of its capital stock (or agree to do any of the same);

             (iii) issue or sell (or agree to issue or sell) any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

             (iv) acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization or division thereof or create any joint venture with any third party;

             (v) incur any indebtedness to parties other than Affiliates for borrowed money (including through the issuance of debt securities) or vary the terms of any existing indebtedness other than in the ordinary course of business;

             (vi) incur any Liability in an amount in excess of(euro)500,000;

             (vii) mortgage, pledge or subject to any Lien, any of its properties;

             (viii) discharge or satisfy any material Lien or pay or satisfy any material Liability (fixed or contingent) or compromise, settle or otherwise adjust any material claim or litigation, other than satisfying any Liabilities as they become due and payable in accordance with the terms thereof;

             (ix) acquire or dispose of any substantial assets or rights, other than in the ordinary course of business; or

             (x) make any change in its accounting procedures or practices unless mandated by generally accepted accounting principles in the relevant jurisdiction.

         (b) During the Interim Period, except as contemplated by this Agreement or as otherwise consented to in writing by each of the Parties, none of UPC Polska or its Subsidiaries involved in UPC Polska's DTH Business, and none of the TKP Companies, shall:

             (i) other than in the ordinary and usual course of business of the Parties, grant to any officer, director or employee any increase or modification of compensation or benefits, or any severance or termination pay, other than in accordance with existing employment or collective bargaining agreements or in an amount with respect to any employee of more than(euro) 10,000 or in an aggregate amount of more than(euro)50,000, or make any loan to any such person or enter into any employment agreement or arrangement with any such person (other than on a temporary or provisional basis which shall not be longer than six months);

             (ii) other than in the ordinary and usual course of business of the Parties, adopt, enter into, amend in any material respect, announce any intention to adopt or terminate, any Plan or stock option plan;

             (iii) other than in the ordinary and usual course of business of the Parties, adopt, enter into, amend in any material respect, or announce any intention to adopt or terminate any agreement of a type described in Article 7.11 or
                       Article 8.11 relating to the DTH Business (each such agreement, a "Material Agreement");

             (iv) adopt or announce any intention to adopt any changes to its current DTH programming line-up;

             (v) adopt or announce any intention to adopt any material changes in its DTH commercial offer; or

             (vi) other than in the ordinary and usual course of business of the Parties, amend any Contract with any of its Affiliates that is currently in effect or enter into any new Contract with its Affiliates other than in the ordinary course of business and on arms length terms.

         (c) It is understood that the provisions of this Agreement shall not limit the ability of UPC Polska and its Affiliates to take any action they may deem necessary or appropriate in connection with the high yield bond indentures of UPC Polska and/or Poland Communications Inc. and the trustees, bondholders or bonds issued thereunder, provided that if such actions result in a material adverse effect on, or create any material ongoing obligations for (i) the UPC Polska DTH Business or (ii) the TKP Companies and the

Contributed Companies, taken together. Canal+ shall have the right to either terminate this Agreement pursuant to Article 5.1(c) or (d) or to reduce the purchase price by an amount equal to the resulting Loss.

         (d) By the way of exception to this Article 4.5, UPC Polska shall not be required to obtain the consent of the other Parties in order to terminate its carriage of Romantica, E! and Travel.

         4.6 Interim Management.

         Canal+ undertakes to UPC that each TKP Company shall carry out its activities, and UPC undertakes to Canal+ that each Contributed Company shall carry out its activities, in each case during the Interim Period, solely within the normal course of its business, with due care so as to preserve the value of the business, its reputation and its relations with customers, suppliers, the public authorities and any other parties with which it does business.

                                    ARTICLE V
                              Conditions Precedent

         5.1 Conditions Precedent. The obligation of the Parties to implement the transactions set forth in Article 3.1 shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the other Parties); provided, that the matters set forth in Articles 5.1(c)(i) and 5.1(d)(i) shall not be a condition precedent to the obligations of UPC Polska, PTC or UPC and the matters set forth in Articles 5.1(c)(ii) and 5.1(d)(ii) shall not be a condition precedent to the obligations of Canal+ or
TKP:

         (a) Polish antimonopoly regulatory approval shall have been obtained or the Polish antimonopoly authorities shall not have objected during the relevant period, in respect of the transactions contemplated hereby and such approval (or absence of objection) shall not be subject to conditions which would have a material adverse effect on the business of any Party or the combined DTH Business;

         (b) any necessary Polish broadcasting regulatory approvals shall have been obtained in respect of the transactions contemplated hereby and such approval shall not be subject to conditions which would have a material adverse effect on the business of any Party or the combined DTH Business;

         (c) there shall not have occurred any material adverse change in the financial condition, business, assets, prospects or results of operations of (i) the DTH Business of UPC Polska, taken as a whole, or (ii) the business of TKP, taken as a whole; provided, however, that (x) any effects in either business occurring as a result of the transactions contemplated herein shall not constitute a material adverse change in the financial condition, business, assets, prospects or results of operations and (y) any difference between the actual Net Asset Value at Closing of the Contributed Companies and the TKP Companies, as the case may be, and the Net Asset Values set forth in Article
10.2 hereof shall not constitute a material adverse change in the financial condition, business, assets, prospects or results of operations, but shall be indemnified pursuant to the provisions of Article 10.4 hereof;

         (d) (i) the representations and warranties of UPC shall be true and accurate in all respects on the Closing Date except for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the financial condition, business, assets, prospects or results of operations of the DTH Business of UPC Polska, taken as a whole; and (ii) the representations and warranties of Canal+ shall be true and accurate in all respects on the Closing Date except for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the financial condition, business, assets, prospects or results of operations of TKP, taken as a whole; and

         (e) the registration of the TKP shareholder resolutions authorizing the share capital increase referred to in Article 3.1 with the commercial court having jurisdiction shall have become effective.

         5.2 Best Efforts.

         (a) Each of the Parties shall use its best efforts to cause the conditions precedent to its obligations stipulated in Articles 5.1 (a) and (b) to be satisfied as soon as possible prior to December 31, 2001 (without prejudice to Article 11.3), it being understood that no Party shall be required to take actions to meet conditions to the approvals set forth in such Articles which would have a material adverse effect on its business or the combined DTH Business.

         (b) In furtherance of the provisions of Articles 5.2(a), the Parties shall cooperate in making all the necessary filings in order to obtain such approvals, including in the preparation of any filings and other written communications (which shall be agreed in advance by the Parties) and the Parties shall be entitled jointly to attend any relevant meetings with the relevant regulatory authorities and the Parties shall keep each other informed on a timely basis of all developments or discussions with such authorities.

         (c) At all times prior to the Closing Date, each Party shall promptly notify the other Parties in writing of the satisfaction of each of the conditions contained in this Article V and of the occurrence of any event which shall or may result in the failure of any of the conditions contained in this
Article V to be satisfied.


                                   ARTICLE VI
                   Post-Closing Transactions and Undertakings


         6.1 The Parties agree that TKP's Alekino and Minimax theme channels will not be part of the Parties' combined business. As soon as possible following the Closing, these channels shall be spun-off from TKP on terms to be determined at the sole discretion of Canal+. The spin-off shall not be completed prior to the completion of the merger of Cyfra+ and Polska Korporacja Telewizyjna S.A.

         6.2 Within nine (9) months of the date of this Agreement, TKP shall replace, at its cost, the existing smart cards distributed to its Subscribers with new smart cards as part of the anti-piracy program referred to in Article 4.2(b) hereof.

         6.3 Following the Closing, TKP and UPC Polska shall, at UPC Polska's option, negotiate in good faith an agreement for the carriage on UPC Polska's cable network in Poland of channels distributed by TKP. In such event, in consideration of the size of UPC Polska's cable subscriber base in Poland, TKP shall extend to UPC Polska commercial terms for any such carriage which are at least as favorable as those granted by TKP to any other cable operator in Poland with whom TKP has a carriage agreement with respect to the relevant channel.

         6.4 The Parties shall cooperate by using their commercially reasonable efforts during the Transition Period to retain any personnel necessary to ensure a successful combination of the DTH Businesses of the Parties. Any costs in this regard shall be borne by TKP.

         6.5 TKP shall not pay license fees owed to Canal+ under the Canal+ trademark license agreement prior to the later of (i) the date on which Cyfra +/TKP has sufficient operating cash flow to pay such fees and (ii) the expiration of the exercise period for the option set forth in Article 4.9 of the Shareholders Agreement.


                                   ARTICLE VII
                    Representations and Warranties of Canal+

         Canal+ represents and warrants to UPC that:

         7.1 Organization.

         (a) Attached hereto as Schedule 7.1(a) is an accurate and complete list, as of the date of this Agreement, of each company, partnership or other business entity in which TKP has a direct or indirect equity interest, indicating the jurisdiction of incorporation, capital structure and the nature and level of TKP's ownership in such entity. TKP and the entities listed on
Schedule 7.1(a) are hereinafter referred to collectively as the "TKP Companies".

         (b) Except as set forth on Schedule 7.1(b), each of the TKP Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of the TKP Companies has full power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted.

         7.2 Authority; Enforceability.Each of TKP and Canal+ has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the board of directors of Canal+ and the required corporate bodies of TKP and no other corporate proceeding on the part of Canal+ or TKP is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Canal+ and TKP and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.

         7.3 Ownership of Capital Stock.

         (a) At the date hereof, there are 154,167 Class A shares of TKP outstanding and 260,021Class B shares of TKP outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable.

         (b) Immediately prior to the Closing, the shareholding structure of TKP shall be as set forth in Exhibit 4.1. Immediately prior to the Closing, Canal+ shall own beneficially and of record the number of shares of the companies listed in Exhibit 7.1(a) attributed to it therein, free and clear of all Liens other than pursuant to this Agreement.

         (c) All of the outstanding shares of capital stock of each of the TKP Companies other than TKP which are owned by any of the TKP Companies are validly issued, fully paid and nonassessable and all of such outstanding shares are owned by TKP or another of the TKP Companies free and clear of all Liens.

         (d) Except as listed on Schedule 7.3(d), there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating Canal+ or any of the TKP Companies to issue, deliver or sell or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of any of the TKP Companies or obligating any of such persons to grant, extend or enter into any such agreement or commitment. None of the TKP Companies has any obligation to repurchase, redeem or otherwise acquire any of its shares.

         (e) The TKP shares issued to UPC Polska in accordance with Article 3.1 shall, when so issued and upon registration of the capital increase, be validly issued, and fully paid and shall rank pari passu with, and have the same rights as all other shares of the capital stock of TKP.

         7.4 No Breach. Except as listed in Schedule 7.4, neither the execution and delivery of this Agreement nor the performance by Canal+ or the TKP Companies of their obligations hereunder nor the consummation of the transactions provided for hereby does or shall:

             (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any other document of governance of Canal+ or any of the TKP Companies,

             (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default, an event of default, or an event which with notice, lapse of time, or both, would constitute a default or event of default under the terms of any Contracts or any Permits to which Canal+ or any of the TKP Companies is a party or by which any of them or their respective securities, properties or businesses are bound, or

             (iii) constitute a violation by Canal+ or any of the TKP Companies of any Laws or any Judgments;

except for such matters that either, individually or in the aggregate, would not have a material adverse effect on the financial condition business, assets, prospects or results of operations of the TKP Companies, taken as a whole (a "TKP Material Adverse Effect") or on the ability of the TKP Companies or Canal+ to perform their respective obligations under this Agreement in all material respects.

         7.5 Financial Statements; Liabilities and Assets.

         (a) Canal+ has delivered to UPC copies of the audited consolidated financial statements of TKP as at and for the year ended December 31, 2000, together with the related schedules and notes (the "TKP Financial Statements").

         (b) The TKP Financial Statements have been prepared in conformity with the relevant generally accepted accounting principles consistently applied throughout the periods involved and present a true and fair view of the consolidated financial condition, assets and liabilities of TKP at the date thereof and the consolidated results of its operations and changes in financial condition for the period then ended.

         (c) Except as listed in Schedule 7.5(c), as of December 31, 2000, none of the TKP Companies had any Liabilities which were individually or in the aggregate material to the financial condition of the TKP Companies, taken as a whole, that were not reflected or reserved against in the TKP Financial Statements or specifically disclosed or provided for in the notes thereto to the extent that such Liabilities were required by the relevant generally accepted accounting principles to be reflected in such Financial Statements.

         (d) Except as listed on Schedule 7.5(d), since January 1, 2001, none of the TKP Companies has taken any of the actions described in Article 4.5 of this Agreement other than actions referred to in Article 4.5(b)(iv) and (v), which need not be listed.

         (e) On the Closing Date, the TKP Companies shall have no outstanding debt.

         (f) Except as listed on Schedule 7.5(f), the TKP Companies have: (i) good and marketable title to and ownership of all of their properties and assets and valid leasehold interests in their leased properties and assets, in each case subject to no mortgage, pledge, lien, encumbrance or charge, other than possible minor liens or encumbrances which, when considered individually or together, do not materially detract from the value of the property or asset to which they relate or materially impair the operations of a TKP Company and which have not arisen otherwise than in the ordinary course of business; and (ii) the right to use all other property or assets currently used in the business of the TKP Companies as now conducted, without any conflict with or infringement of the rights of others.

         7.6 Consents. Except as listed in Article V or as set forth on Schedule 7.6, no Consent of or by, or filing with, any other person is required to be made or obtained by Canal+ or any of the TKP Companies, in connection with (i) the execution, delivery or enforceability of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

         7.7 Actions and Proceedings. Except as set forth on Schedule 7.7, there is no Proceeding (in each case, whether or not the defense thereof or Liability in respect thereof is covered by policies of insurance) pending or to the best knowledge of Canal+ or the TKP Companies, threatened, nor any Judgment (which has not been discharged), that, if adversely determined, is reasonably likely to have a TKP Material Adverse Effect. Except as set forth on Schedule 7.7, no Proceeding is pending or, to the best knowledge of Canal+ and each of the TKP Companies, threatened, before any court, arbitrator or administrative or governmental authority to restrain or prohibit the completion of the transactions contemplated herein, or to obtain damages, a discovery order or other relief in connection with, the execution of this Agreement or the completion of any of the transactions contemplated hereby that, if adversely determined, would reasonably be expected to result in an obligation by the TKP Companies to pay more than (euro)100,000 for any individual Proceeding or (euro) 500,000 for all such Proceedings taken together.

         7.8 Taxes and Tax Returns.

         (a) Except, in each case, as set forth on Schedule 7.8(a) or for any matter that would not reasonably be expected to result in a liability to pay any Tax, (i) all information provided in any Tax returns, reports, notices, accounts and information was, when filed or given by any of the TKP Companies, complete and accurate in all material respects; (ii) all Taxes required to be paid by any of the TKP Companies that were due and payable prior to the date hereof have been paid; and (iii) adequate provisions in accordance with the relevant generally accepted accounting principles consistently applied have been made in the TKP Financial Statements and the TKP Companies Financial Statements for the payment of all Taxes for which the TKP Companies may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof.

         (b) There are no audits or investigations pending or, to the best knowledge of Canal+ and the TKP Companies, threatened relating to any Taxes for which any of the TKP Companies may become (directly or indirectly) liable to pay any Tax. No deficiencies for any Taxes have been proposed, asserted or assessed against any of the TKP Companies. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which any of the TKP Companies may become liable and no requests for any such agreements are pending.

         (c) Except for amounts which in the aggregate do not exceed (euro) 500,000, each of the TKP Companies has withheld from its employees and timely paid to the appropriate authority proper and accurate amounts for all periods through the date hereof to the extent required to do so in compliance with all Tax withholding provisions of all applicable Laws.

         (d) There is no Contract or intercompany account system in existence under which any of the TKP Companies has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax determined on a consolidated or unitary basis with respect to the affiliated group of corporations of Canal+ is the parent.

         7.9 Intellectual Property.

         (a) The trademarks listed in Schedule 7.9(a) (the "TKP Trademarks") are owned or licensed by the TKP Companies from a third party as set forth on such Schedule. Schedule 7.9(a) also sets forth an accurate and complete list of all patents registered or applied for by any of the TKP Companies or licensed from a third party, indicating for each whether such patent is owned or licensed from a third party and whether such patent is licensed to any third party. The TKP Trademarks and patents which are listed on Schedule 7.9(a) have been duly registered or filed in each jurisdiction in which registration has been made with the appropriate patent or trademark authority and such registrations have been properly maintained and renewed in accordance with all legal requirements. Except as set forth on Schedule 7.9(a), to the best knowledge of Canal+ and each of the TKP Companies, there are no adverse claims or demands which have been made by any person pertaining to any of the TKP Trademarks or patents listed on
Schedule 7.9(a) and, to the best knowledge of Canal+ and each of the TKP Companies, there are no facts or circumstances which are reasonably likely to result in any such adverse claim or demand. Except as set forth on Schedule 7.9(a), each of the TKP Companies has the right to use (whether as a result of ownership or license of rights) the technology, know-how, processes and trade secrets to the extent required for the conduct of its operations, as currently conducted in the jurisdictions in which it conducts its business or where the products of its business are distributed, and the consummation of the transactions contemplated hereby shall not alter or impair any such rights in any material respect.

         (b) To the best knowledge of Canal+ and each of the TKP Companies, except as listed in Schedule 7.9(b), the use or other exploitation of such TKP Trademarks, patents, copyrights, applications therefor, technology, know-how, processes and trade secrets by the TKP Companies does not infringe the rights of any other person in a manner which would, either individually or in the aggregate, have an adverse effect on the financial condition or results of operations of the TKP Companies which exceeds (euro)500,000. To the best knowledge of Canal+ and the TKP Companies, no other Person is infringing the rights of any of the TKP Companies with respect to such patents, TKP Trademarks, copyrights, applications therefor, technology, know-how, processes and trade secrets in a manner which would, either individually or in the aggregate, have an adverse effect on the financial condition or results of operations of the TKP Companies which exceeds (euro)500,000.

         7.10 Compliance with Legal Requirements.

         (a) Except as set forth on Schedule 7.10(a) and except for instances of non-compliance that, either individually or in the aggregate, would not have a TKP Material Adverse Effect, the TKP Companies are currently conducting, and since January 1, 2000 have conducted, their respective businesses in compliance with all applicable Laws, Judgments and Permits.

         (b) Except for any Permit of which the failure to possess would not have a TKP Material Adverse Effect, the TKP Companies possess, and upon consummation of the transactions contemplated hereby shall continue to possess, all Permits necessary to conduct their respective operations as they are currently being conducted and all such Permits are in full force and effect in all material respects. No Proceeding to modify, suspend, terminate or otherwise limit any such Permit is pending or, to the best knowledge of Canal+ and the TKP Companies, threatened, which would have a TKP Material Adverse Effect.

         (c) Except as set forth on Schedule 7.10(a) and except for instances of non-compliance which would not have a TKP Material Adverse Effect, since January 1, 2000, none of the TKP Companies has received any notice in any form (including any citations, notices of violations, complaints, consent orders or inspection reports) which would indicate that any of the TKP Companies was not at the time of such notice or is not currently in compliance with all such applicable Laws, Judgments and Permits.

         (d) In the conduct of their business activities, the TKP Companies have, except for instances of non-compliance which would not have a TKP Material Adverse Effect, complied with all competition laws and regulations.

         7.11 Outstanding Commitments.

         (a) Schedule 7.11(a) contains an accurate and complete list of:

             (i) all the programming rights Contracts to which any of the TKP Companies is a party as at July 23, 2001 (other than sports rights Contracts) which (1) are "output" Contracts or (2) involve the obligation by any of the TKP Companies to pay amounts in excess of (euro)100,000 per annum (based on subscriber levels as of the date of this Agreement);

             (ii) all the sports rights Contracts to which any of the TKP Companies is a party as at July 23, 2001 which involve the obligation by any of the TKP Companies to pay amounts in excess of (euro) 100,000 per annum (based on subscriber levels as of the date of this Agreement);

             (iii) all of the transponder lease or sublease Contracts to which any of the TKP Companies is a party;

             (iv) all of the channel carriage Contracts to which any of the TKP Companies is a party;

             (v) all the Contracts having a value of greater than (euro) 100,000 relating to the acquisition, or the lease or rental by any of the TKP Companies, of digital or analogue decoders to which any of the TKP Companies is a party as at July 23, 2001;

             (vi) all of the Contracts with manufacturers of conditional access or middleware suppliers to which any of the TKP Companies is a party as at July 23, 2001;

             (vii) all of the Contracts between any of the TKP Companies and any of Canal+ or any Affiliate of Canal+ other than another of the TKP Companies;

             (viii) all outstanding guarantees of obligations of any of the TKP Companies granted by Canal+ or Victory; and

             (ix) all Contracts, not otherwise listed in Schedule 7.11(a), to which any of the TKP Companies is a party having a value greater than (euro)100,000, other than contracts relating to Minimax or Alekino.

         (b) Except as set forth in Schedule 7.11(b), each of the Contracts referred to in Article 7.11(a) is valid and enforceable and none of the TKP Companies is in breach in any material respect under any of such Contracts. To the best knowledge of Canal+ and the TKP Companies, no other party to any of such Contracts is as at the date of this Agreement in breach in any material respect thereunder.

         7.12 Employment Matters. Except as listed in Schedule 7.12, no employee of any of the TKP Companies is entitled to a contractual severance package with a value in excess of (euro) 30,000 (except for severance payments required by applicable Laws or customary decisions or practices of the relevant employment tribunal or authority and except as a result of termination of any contract of employment where the termination is in breach of the Contract and the entitlement of the employee is by reference to the unexpired term of the Contract which does not exceed twelve (12) months). No amount shall become due from any of the TKP Companies to any employee of any of the TKP Companies solely as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement shall not result in any increase in the amount of compensation due to any employee or former employee of any of the TKP Companies.

         7.13 Accuracy of Representations and Warranties at Closing. The foregoing representations and warranties in this Article VII are hereby made by Canal+ as of the date hereof and shall be accurate as of the Closing Date as though restated on such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date).


                                  ARTICLE VIII
                      Representations and Warranties of UPC

         UPC represents and warrants to Canal+ that:

         8.1 Organization.

         (a) Wizja TV Sp. z.oo and UPC Broadcast Centre Limited are hereinafter referred to collectively as the "Contributed Companies".

         (b) Except as set forth on Schedule 8.1(b), each of the Contributed Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of the Contributed Companies has full power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted.

         8.2 Authority; Enforceability.Each of UPC and PTC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the board of directors of each of UPC and PTC and no other corporate proceeding on the part of UPC or PTC is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of UPC and PTC and constitutes a legal, valid and binding obligation of each of UPC and PTC, enforceable against each in accordance with its terms.

         8.3 Ownership of Capital Stock.

         (a) At the date hereof, there are 35,344 shares of Wizja TV Sp. z.oo outstanding and 5 million shares of UPC Broadcast Centre Limited outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable. Immediately prior to the Closing, PTC shall own beneficially and of record 100% of the shares of each of Wizja TV Sp. z.oo and UPC Broadcast Centre Limited, in each case free and clear of all Liens other than pursuant to this Agreement.

         (b) Except as listed on Schedule 8.3(b), there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating UPC or any of the Contributed Companies to issue, deliver or sell or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of any of the Contributed Companies or obligating any of such persons to grant, extend or enter into any such agreement or commitment. None of the Contributed Companies has any obligation to repurchase, redeem or otherwise acquire any of its shares.

         8.4 No Breach. Except as listed in Schedule 8.4, neither the execution and delivery of this Agreement nor the performance by PTC or the Contributed Companies of their obligations hereunder nor the consummation of the transactions provided for hereby does or shall:

             (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any other document of governance of PTC or any of the Contributed Companies,

             (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default, an event of default, or an event which with notice, lapse of time, or both, would constitute a default or event of default under the terms of any Contracts or any Permits to which PTC or any of the Contributed Companies is a party or by which any of them or their respective securities, properties or businesses are bound, or

             (iii) constitute a violation by PTC or any of the Contributed Companies of any Laws or any Judgments;

except for such matters that either, individually or in the aggregate, would not have a material adverse effect on the financial condition business, assets, prospects or results of operations of the Contributed Companies, taken as a whole (a "UPC Material Adverse Effect") or on the ability of the Contributed Companies, PTC or UPC to perform their respective obligations under this Agreement in all material respects.

         8.5 Financial Statements; Liabilities. (a) UPC has delivered to Canal+ copies of the audited consolidated financial statements of Wizja TV Sp. z.oo and unaudited consolidated financial statements of UPC Broadcast Centre Limited as at and for the year ended December 31, 2000, in each case, together with the related schedules and notes, and shall deliver to Canal+ audited financial statements of UPC Broadcast Centre Limited that shall not contain any material changes from the unaudited financial statements so delivered as soon as possible after the date hereof but no later than the Closing Date (the audited consolidated financial statements of Wizja TV Sp. z.oo and the unaudited and audited consolidated financial statements of UPC Broadcast Centre Limited are collectively referred to herein as the "Wizja TV Sp. z.oo and UPC Broadcast Centre Limited Financial Statements").

         (b) The Wizja TV Sp. z.oo and UPC Broadcast Centre Limited Financial Statements have been prepared in conformity with the relevant generally accepted accounting principles consistently applied throughout the periods involved and present a true and fair view of the consolidated financial condition, assets and liabilities of the company or companies to which such Financial Statements relate at the date thereof and the consolidated results of its or their operations and changes in financial condition for the period then ended.

         (c) Except as listed in Schedule 8.5(c), as of December 31, 2000, none of the Contributed Companies had any Liabilities which were individually or in the aggregate material to the financial condition of the Contributed Companies, taken as a whole, that were not reflected or reserved against in the audited Wizja TV Sp. z.oo financial statements or the unaudited UPC Broadcast Centre Limited Financial Statements or specifically disclosed or provided for in the notes thereto to the extent that such Liabilities were required by the relevant generally accepted accounting principles to be reflected in such Financial Statements.

         (d) Except as listed on Schedule 8.5(d), since January 1, 2001, none of UPC Polska or any of its Subsidiaries involved in the DTH Business has taken any of the actions described in Article 4.5 of this Agreement other than actions referred to in Article 4.5(b)(iv) and (v), which need not be listed.

         (e) On the Closing Date, the total outstanding debt of the Contributed Companies (including any interest accrued at such date) shall consist only of the UPC Shareholder Loan plus trade payables to trade creditors.

         (f) Except as listed on Schedule 8.5(f), the Contributed Companies have: (i) good and marketable title to and ownership of all of their properties and assets and valid leasehold interests in their leased properties and assets, in each case subject to no mortgage, pledge, lien, encumbrance or charge, other than possible minor liens or encumbrances which, when considered individually or together, do not materially detract from the value of the property or asset to which they relate or materially impair the operations of a Contributed Company and which have not arisen otherwise than in the ordinary course of business; and
(ii) the right to use all other property or assets currently used in the business of the Contributed Companies as now conducted, without any conflict with or infringement of the rights of others.

         8.6 Consents. Except as listed in Article V or as set forth on Schedule 8.6, no Consent of or by, or filing with, any other person is required to be made or obtained by UPC or any of the Contributed Companies, in connection with
(i) the execution, delivery or enforceability of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

         8.7 Actions and Proceedings. Except as set forth on Schedule 8.7, there is no Proceeding (in each case, whether or not the defense thereof or Liability in respect thereof is covered by policies of insurance) pending or to the best knowledge of UPC or the Contributed Companies, threatened, nor any Judgment (which has not been discharged), that, if adversely determined, is reasonably likely to have a UPC Material Adverse Effect. Except as set forth on Schedule 8.7, no Proceeding is pending or, to the best knowledge of UPC and each of the Contributed Companies, threatened, before any court, arbitrator or administrative or governmental authority to restrain or prohibit the completion of the transactions contemplated herein, or to obtain damages, a discovery order or other relief in connection with, the execution of this Agreement or the completion of any of the transactions contemplated hereby that, if adversely determined, would reasonably be expected to result in an obligation by the Contributed Companies to pay more than (euro)100,000 for any individual Proceeding or (euro)500,000 for all such Proceedings taken together.

         8.8 Taxes and Tax Returns.

         (a) Except, in each case, as set forth on Schedule 8.8(a) or for any matter that would not reasonably be expected to result in a liability to pay any Tax, (i) all information provided in any Tax returns, reports, notices, accounts and information was, when filed or given by any of the Contributed Companies, complete and accurate in all material respects; (ii) all Taxes required to be paid by any of the Contributed Companies that were due and payable prior to the date hereof have been paid; and (iii) adequate provisions in accordance with the relevant generally accepted accounting principles consistently applied have been made in the Wizja TV Sp. z.oo and UPC Broadcast Centre Limited Financial Statements and the Contributed Companies Financial Statements for the payment of all Taxes for which the Contributed Companies may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof.

         (b) There are no audits or investigations pending or, to the best knowledge of UPC and the Contributed Companies, threatened relating to any Taxes for which any of the Contributed Companies may become (directly or indirectly) liable to pay any Tax. No deficiencies for any Taxes have been proposed, asserted or assessed against any of the Contributed Companies. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which any of the Contributed Companies may become liable and no requests for any such agreements are pending.

         (c) Except for amounts which in the aggregate do not exceed
(euro)500,000, each of the Contributed Companies has withheld from its employees and timely paid to the appropriate authority proper and accurate amounts for all periods through the date hereof to the extent required to do so in compliance with all Tax withholding provisions of all applicable Laws.

         (d) There is no Contract or intercompany account system in existence under which any of the Contributed Companies has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax determined on a consolidated or unitary basis with respect to the affiliated group of corporations of UPC is the parent.

         8.9 Intellectual Property.

         (a) The trademarks listed in Schedule 8.9(a) (the "Contributed Trademarks") are owned or licensed by UPC Polska or its subsidiaries involved in the DTH Business from a third party as set forth on such Schedule. Schedule 8.9(a) also sets forth an accurate and complete list of all patents registered or applied for by any of the Contributed Companies or licensed from a third party, indicating for each whether such patent is owned or licensed from a third party and whether such patent is licensed to any third party. The Contributed Trademarks and patents which are listed on Schedule 8.9(a) have been duly registered or filed in each jurisdiction in which registration has been made with the appropriate patent or trademark authority and such registrations have been properly maintained and renewed in accordance with all legal requirements. Except as set forth on Schedule 8.9(a), to the best knowledge of UPC and each of the Contributed Companies, there are no adverse claims or demands which have been made by any person pertaining to any of the Contributed Trademarks or patents listed on Schedule 8.9(a) and, to the best knowledge of UPC and each of the Contributed Companies, there are no facts or circumstances which are reasonably likely to result in any such adverse claim or demand. Except as set forth on Schedule 8.9(a), each of the Contributed Companies has the right to use (whether as a result of ownership or license of rights) the technology, know-how, processes and trade secrets to the extent required for the conduct of its operations, as currently conducted in the jurisdictions in which it conducts its business or where the products of its business are distributed, and the consummation of the transactions contemplated hereby shall not alter or impair any such rights in any material respect.

         (b) To the best knowledge of UPC and each of the Contributed Companies, except as listed in Schedule 8.9(b), the use or other exploitation of such Contributed Trademarks, patents, copyrights, applications therefor, technology, know-how, processes and trade secrets by the Contributed Companies does not infringe the rights of any other person in a manner which would, either individually or in the aggregate, have an adverse effect on the financial condition or results of operations of the Contributed Companies which exceeds
(euro)500,000. To the best knowledge of UPC and the Contributed Companies, no other Person is infringing the rights of any of the Contributed Companies with respect to such patents, UPC Polska Trademarks, copyrights, applications therefor, technology, know-how, processes and trade secrets in a manner which would, either individually or in the aggregate, have an adverse effect on the financial condition or results of operations of the Contributed Companies which exceeds (euro)500,000.

         8.10 Compliance with Legal Requirements.

         (a) Except as set forth on Schedule 8.10(a) and except for instances of non-compliance that, either individually or in the aggregate, would not have a UPC Material Adverse Effect, the Contributed Companies are currently conducting, and since January 1, 2000 have conducted, their respective businesses in compliance with all applicable Laws, Judgments and Permits.

         (b) Except for any Permit of which the failure to possess would not have a UPC Material Adverse Effect, the Contributed Companies possess, and upon consummation of the transactions contemplated hereby shall continue to possess, all Permits necessary to conduct their respective operations as they are currently being conducted and all such Permits are in full force and effect in all material respects. No Proceeding to modify, suspend, terminate or otherwise limit any such Permit is pending or, to the best knowledge of UPC and the Contributed Companies, threatened, which would have a UPC Material Adverse Effect.

         (c) Except as set forth on Schedule 8.10(a) and except for instances of non-compliance which would not have a UPC Material Adverse Effect, since January 1, 2000, none of the Contributed Companies has received any notice in any form (including any citations, notices of violations, complaints, consent orders or inspection reports) which would indicate that any of the Contributed Companies was not at the time of such notice or is not currently in compliance with all such applicable Laws, Judgments and Permits.

         (d) In the conduct of their business Activities, UPC Polska and each of the Contributed Companies have, except for instances of non-compliance which would not have a UPC Material Adverse Effect, complied with all competition laws and regulations.

         8.11 Outstanding Commitments.

         (a) Schedule 8.11(a) contains an accurate and complete list of:

             (i) all of the transponder lease or sublease Contracts to which UPC Polska or any of its Subsidiaries (the "UPC Polska Companies") is a party;

             (ii) all of the channel carriage Contracts used in the UPC Polska DTH Business;

             (iii) all the Contracts having a value greater than (euro) 100,000 relating to the acquisition, or the lease or rental by any of the UPC Polska Companies involved in the DTH Business, of digital or analogue decoders to which any of the UPC Polska Companies is a party as at July 23, 2001;

             (iv) all of the Contracts with manufacturers of conditional access or middleware suppliers to which any of the UPC Polska Companies involved in the DTH Business is a party as at July 23, 2001;

             (v) all of the Contracts between any of the Contributed Companies and any of UPC or any Affiliate of UPC other than another of the Contributed Companies;

             (vi) all outstanding guarantees of obligations of Wizja TV B.V. pursuant to the programming contracts identified in
                      Exhibit 3.1(h) or of any of the Contributed Companies, in each case, granted by UPC Polska, UPC or UGC; and

             (vii) all other Contracts, not otherwise listed in Schedule 8.11(a), to which any of the UPC Polska Companies involved in the DTH Business is a party having a value greater than
                      (euro) 100,000,

             in each case to which a Contributed Company is a party or which relate to the UPC Polska DTH Business.

         (b) Except as set forth in Schedule 8.11(b), each Contract referred to in Article 8.11(a) is valid an enforceable and none of the UPC Polska Companies is in breach in any material respect under any of such Contracts. To the best knowledge of UPC and the UPC Polska Companies, no other party to any of such Contracts is as at the date of this Agreement in breach in any material respect thereunder.

         8.12 Employment Matters.

         (a) Except as listed in Schedule 8.12(a), no employee of any of the Contributed Companies is entitled to a contractual severance package with a value in excess of (euro) 30,000 (except for severance payments required by applicable Laws or customary decisions or practices of the relevant employment tribunal or authority and except as a result of termination of any contract of employment where the termination is in breach of the Contract and the entitlement of the employee is by reference to the unexpired term of the Contract which does not exceed twelve (12) months). No amount shall become due from any of the Contributed Companies to any employee of any of the Contributed Companies solely as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement shall not result in any increase in the amount of compensation due to any employee or former employee of any of the Contributed Companies.

         (b) Attached hereto as Schedule 8.12(b) is a list of all employees of the Contributed Companies other than those employed by the call center.

         8.13 Accuracy of Representations and Warranties on the Closing Date. The foregoing representations and warranties are hereby made by UPC as of the date hereof and shall be accurate as of the Closing Date as though restated on such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate as of such date).

                                   ARTICLE IX
                                 Indemnification

         9.1 Indemnification. Subject to the provisions of this Agreement, each Party (the "Indemnifying Party") undertakes to indemnify:

         (a) the TKP Companies or the Contributed Companies (the "TKP Indemnified Parties"), for all damages, losses and reasonable expenses (collectively, a "Loss") actually and directly suffered by the TKP Companies or the Contributed Companies as a result of any inaccuracy or breach of the representations and warranties made and given by such Party in Article VII or VIII of this Agreement; and

         (b) each of the other Parties (each, an "Other Indemnified Party," and, together with the TKP Indemnified Parties, the "Indemnified Parties"), for any Loss actually and directly suffered by such Other Indemnified Party as a result of any breach of any covenant of the Indemnifying Party hereunder. For purposes of this Article 9.1(b), if the Indemnifying Party is Canal+, the Other Indemnified Parties shall be UPC, UPC Polska and PTC, and if the Indemnifying Party is UPC, the Other Indemnified Party shall be Canal+.

         9.2 Claims. In order to be valid, any claims made by the Indemnified Party under the terms of this Article IX (a "Claim") shall be made in writing as follows:

         (a) each Claim shall state, with reasonable detail, the specific grounds therefor and the amount claimed;

         (b) each Claim shall include all evidence reasonably necessary to demonstrate the soundness thereof, available at that time; and

         (c) each Claim shall be delivered by the Indemnified Party to the Indemnifying Party no later than thirty (30) days after the Indemnified Party becomes aware of the circumstances giving rise to such Claim or, if the circumstances so require (e.g., in the case of emergency proceedings or when the answer to a notification must be given within a time period subject to forfeiting its rights), the Indemnified Party shall send the written notification to the Indemnifying Party with sufficient time, given the circumstances, to permit the latter to take the actions referred to in Article 9.4.

         9.3 Deadlines for Claims. Any Claims may give rise to indemnification only if notified by the Indemnified Party to the Indemnifying Party prior to the expiration of an eighteen (18) month period from the Closing Date, or for Claims related to tax, social security or custom matters, prior to the end of a thirty
(30) day period after the expiration of the relevant statute of limitations.

         9.4 Third-Party Claims. In the event that a Claim is made on the basis of a claim made by a third party against the Indemnified Party, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, such Indemnifying Party may retain counsel at its own expense to defend the interests of the Indemnified Party. At the Indemnifying Party's request, the Indemnified Party shall present all arguments, submit all pleadings, take all actions, file all counter-claims and more generally cooperate with the Indemnifying Party and the counsel appointed by the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with all information or documents in relation to said third-party claim which the Indemnifying Party may reasonably request. The Indemnified Party shall not settle, admit liability or withdraw any claim in connection with said third-party claim without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld. In the event the Indemnified Party does not consent to the Indemnifying Party's conducting the defense in relation to said third-party claim, any Loss incurred in connection with such third-party claim shall not be eligible for indemnification by the Indemnifying Party under this Article IX.

         9.5 Effective Nature of the Loss

         (a) A Loss shall be eligible for indemnification by the Indemnifying Party to the extent and only to the extent such Loss has effectively been sustained by the Indemnified Party.

         (b) Any indemnification due by the Indemnifying Party shall be calculated taking into account the effect of any tax savings realized by the Indemnified Party as a result of the tax deductibility of the relevant Loss.

         (c) If the Indemnifying Party pays an indemnity in respect of a Loss and the Indemnified Party subsequently recovers or may recover (even after expiration of the relevant time limit set forth in Article 9.3) all or part of the amount of such indemnity from a third party, the Indemnified Party shall take all reasonable steps to recover such amount and, immediately upon recovery thereof, shall pay to the Indemnifying Party the amount thereby recovered (and in the event that such recovery shall result in the indemnification due in connection with the net amount of the concerned Loss falling below the amount specified in Article 9.6(b) or in the total indemnification due in connection with the net amount of the concerned Loss and the other Losses, if any, which are eligible for indemnification by the Indemnifying Party, falling below the amount specified in Article 9.6(a), the Indemnified Party shall repay to the Indemnifying Party the full amount paid by the latter in respect of all the relevant Loss and/or Losses).

         (d) Any indemnification due by the Indemnifying Party shall in all cases be limited to the amount of the Loss, notwithstanding the fact that the event giving rise to the Indemnifying Party's obligation may originate from an inaccuracy of several of the representations made under Articles VII or VIII hereof.

         (e) If a Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

         (f) In the event that the Indemnified Party is required to make a payment in connection with a third-party claim, the Indemnifying Party shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by the Indemnified Party to such third party.

         9.6 Certain Limitations on Indemnification

         In respect of any Claims arising under Article 9.1(a) other than Claims relating to tax, social security or customs matters and Claims under Articles
7.3 and 8.3:

         (a) No indemnification shall be due by the Indemnifying Party unless the aggregate amount of the indemnification owed by the Indemnifying Party exceeds (after all deductions pursuant to this Article VII) (euro)5 million, and such indemnification shall then become due for the portion exceeding such amount.

         (b) In respect of individual Claims, the Indemnified Party shall not be entitled to indemnification unless the amount of the indemnification exceeds
(euro)500,000 per such individual Claim and any indemnification which would be owed by the Indemnifying Party but for this Article 9.6(b) (i.e., an individual amount not exceeding (euro)500,000 shall not be counted towards the amount set forth in subsection (a) above).

         (c) The total indemnification that may be due by the Indemnifying Party to the Indemnified Party shall not exceed in the aggregate (euro) 150 million (the "Cap").

         9.7 Exonerating and Mitigating factors

         (a) In the event that a situation giving rise to a Claim is curable, in whole or in part, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity to implement such a cure.

         (b) An Indemnified Party shall not be entitled to make any Claim against an Indemnifying Party in respect of any Liability reserved against (whether specifically or generally) in the TKP Financial Statements or the Wizja TV Sp. z.oo and UPC Broadcast Centre Limited Financial Statements, to the extent of such reserve.

         9.8 Exclusivity of Remedy.

         The indemnification provided in Article 9.1(a) shall be the exclusive remedy of the Indemnified Party against the Indemnifying Party in respect of any breach of any representation or warranty made in Article VII or VIII of this Agreement and the Indemnified Party hereby waives any rights to rescission it may have relating thereto.

         9.9 No Other Representations.

         Neither Party makes any representation nor gives any warranty to the other Party other than as specifically provided for in Articles VII, VIII and X of this Agreement.

         9.10 No Awareness of Mature Claims.

         Each of Canal+ and UPC represents that it is not aware of any fact involving the other Party which, as of the date hereof, gives rise to a claim for indemnification under Article 9.1(a) hereof: provided, however, that the foregoing representation shall not prevent either Party from bringing a claim for indemnification under said Article 9.1(a) which is based on: (a) facts of which such Party is not aware on the date hereof, or (b) facts of which such Party is aware on the date hereof but in respect of which a claim for indemnification under Article 9.1(a) hereof is triggered at any time in the future.

         9.11 Limitations Regarding Post-Closing Matters

         An Indemnified Party shall not be entitled to make any Claim against any of UPC, UPC Polska or PTC in connection with any Loss which arises as a result of (a) actions taken by or on behalf of Canal+ or any TKP Company or Contributed Company after the Closing Date (including but not limited to changes in accounting methods or policies), (b) changes in the insurance coverage of any TKP Company or Contributed Company, or
(c) the passing, or any change in, any law or administrative practice of any governmental authority in any such case not actually in force on the date of this Agreement (even if retroactive in effect), including but not limited to any increase in the tax rates in effect on the date hereof or imposition of any tax not in effect on the date hereof.


                                    ARTICLE X
                 Post-Closing Adjustments and Specific Indemnity

         10.1 Subscribers.

         (a) UPC represents to Canal+ that the total number of DTH Subscribers of Wizja TV Sp. z.oo on June 30, 2001 was no less than 320,000.

         (b) Canal+ represents to UPC that the total number of DTH Subscribers of the TKP Companies on June 30, 2001 was no less than 280,000.

         10.2 Net Asset Value.

         (a) UPC undertakes to contribute the Contributed Companies at Closing with a Net Asset Value of no less than 119 million Polish zlotys.

         (b) Canal+ undertakes that the Net Asset Value of the TKP Companies at Closing will be no less than 150 million Polish zlotys.

         10.3 Auditors' Report.

         (a) No later than forty-five (45) days after the Closing Date, (i) TKP shall cause each TKP Company and Contributed Company to prepare its financial statements (balance sheet, profit and loss statement and notes on the accounts, including off-balance sheet undertakings) as of the Closing Date (the "Closing Individual Accounts") and shall prepare on the basis of the Closing Individual Accounts its consolidated financial statements (balance sheet, profit and loss statement and notes on the accounts, including off-balance sheet undertakings) as of the Closing Date (such consolidated accounts together with the Closing Individual Accounts, the "Closing Accounts"). The Closing Accounts shall be prepared in accordance with (i) the accounting principles and methods generally accepted in the country of incorporation of each respective Group Company and
(ii) those accounting rules implementing said principles and methods as consistently applied by each Group Company for the preparation of its financial statements (the "Accounting Principles").

         The Closing Accounts and a copy of the Subscriber databases of TKP and the Contributed Companies for the relevant period shall then be submitted to Price Waterhouse Coopers or such other independent internationally-recognized auditing firm as may be agreed by the Parties (the "Auditor") for examination and for calculation of (i) the Net Asset Value of the Contributed Companies and the TKP Companies at the Closing Date and (ii) the number of DTH Subscribers of TKP and Wizja TV Sp. z.oo, respectively, in each case, as of June 30, 2001.

         The Parties shall cause the Auditor to review the Closing Accounts and the Subscribers numbers and to state its conclusions in a report to be communicated to each

Party, together with its working papers, no later than thirty (30) days after the delivery of the Closing Accounts to the Auditor (the "Auditor's Report").

         (b) Immediately upon receipt of the Auditor's Report, each of Canal+ and UPC shall have a period of thirty (30) days from the date of receipt of the Auditor's Report (the "Examination Period") to review the Auditor's Report and working papers, to make enquiries of each TKP Company and Contributed Company and their respective accountants regarding the Auditor's Report and to notify any disagreement with (x) Net Asset Value and/or (y) the Subscriber numbers, as the corresponding amounts are stated in the Auditor's Report.

         In the event of such a disagreement, a Party shall send a notice of objection (the "Notice of Objection") to the other Parties, no later than on the last day of the Examination Period. Failing such Notice(s) of Objection, each Party shall be deemed to have accepted the amount of the Net Asset Value, the Subscriber numbers as stated in the Auditor's Report without reservation, and all such amounts shall then become final and binding upon the Parties. Notice(s) of Objection shall mention the corrections to be made to the amount of the Net Asset Value and/or the subscriber numbers as stated in the Auditor's Report, and shall state the reasons therefor.

         (c) In the event that a Notice of Objection is sent, the Parties shall attempt to reach an agreement on the principle and amounts of the corrections proposed by UPC, and to determine the Net Asset Value and/or the Subscriber numbers, by mutual agreement.

         (d) In the event that no agreement has been reached between the Parties twenty (20) days after the date of receipt by the Purchaser of the Notice of Objection, those points on which there is a disagreement shall be submitted to a mutually agreed independent internationally recognized auditing firm (the "Expert"), at the request of either Party. The Expert shall issue a decision only on those points on which UPC's and Canal+ have been unable to reach an agreement, and shall define the amount of the Net Asset Value and/or the subscriber numbers. In carrying out its duties, the Expert shall apply the Accounting Principles. The Parties shall use their best efforts to cause the Expert to render its decision within thirty (30) days after its appointment, which decision shall be final and binding upon the Parties.

         The Expert's fees and disbursements shall be borne equally by UPC, on the one hand, and Canal+, on the other hand.

         10.4 Adjustments.

         If the audit referred to in Article 10.3 reveals a shortfall in the Subscriber numbers or Net Asset Value figures set forth in Article 10.1 or 10.2, then:

         (a) UPC shall owe Canal+ * in cash per Subscriber for any shortfall from the Subscriber figures set forth in Article 10.1(a); and

         (b) Canal+ shall owe UPC * in cash per Subscriber for any shortfall from the Subscriber figures set forth in Article 10.1(b).

         (c) UPC shall indemnify TKP in cash on a euro for euro basis if the Net Asset Value of the Contributed Companies is more than 5% less than

--------------------
* Information omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Secretary of the Securities and Exchange Commission.

                  the amount set forth in Article 10.2(a). No indemnity shall be due in respect of a reduction in Net Asset Value under this clause to the extent that such reduction is the direct result of any increase in the provision for decoders above 122 million Polish zlotys.

         (d) Canal+ shall indemnify TKP in cash on a euro for euro basis if the Net Asset Value of the TKP Companies is more than 5% less than the amount set forth in Article 10.2(b). No indemnity shall be due in respect of a reduction in Net Asset Value under this Clause to the extent that such reduction is the direct result of any increase in the provision for decoders above 155 million Polish zlotys

         Within ten (10) days of the final determination of the Subscriber numbers and Net Asset Value pursuant to Article 10.3, each of Canal+ and UPC shall pay any amounts payable by it under this Article 10.4, reduced by any amounts due to it under this Article 10.4. For the avoidance of doubt, payments made pursuant to this Article 10.4 shall be made without regard to the limits set forth in Article 9.6 hereof.

         10.5 Specific Indemnity

         UPC hereby undertakes to hold harmless and indemnify TKP from any Loss suffered by TKP as a result of any increase in minimum monthly subscriber guarantees pursuant to Clause 7 of the HBO Carriage Agreement, without regard to the limits set forth in Article 9.6 hereof.


                                   ARTICLE XI
                                  Miscellaneous

         11.1 Confidentiality.

         (a) The Parties agree and acknowledge that the provisions of this Agreement and all information relating hereto and thereto, including without limitation any confidential information received by either Party in connection with the implementation hereof, are confidential information; provided, however, that confidential information shall not include information which (x) is already otherwise known to the recipient, (y) is or becomes freely and generally available to the public through no wrongful act of the recipient, or (z) is rightfully received by the recipient from a third party legally entitled to disclose such information, without breach by the recipient of this Agreement. Each Party shall hold in confidence and shall not disclose any confidential information without the prior written consent of the other Parties except to the extent necessary:

         (i) as part of its normal reporting or review procedures, to its Group Companies or attorneys and auditors;

         (ii) as required by law or court order or the regulations of any recognized stock exchange of which any of its securities are listed or in connection with any submissions to any regulatory agencies; or

         (iii) as required in order to enforce its rights and perform its duties in connection with this Agreement.

         (b) Subject to the exceptions above, each Party agrees that it shall not use any confidential information other than in connection with the implementation of this Agreement and that it shall not make, nor allow any of its Affiliates to make, any news release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior approval of each of the other Party. Each Party shall take appropriate steps to ensure that its employees and agents are aware of the Party's obligations under the foregoing sentence.

         (c) On the date hereof, the Parties shall issue a joint press release relating to the signature of this Agreement, the contents of which shall be in the form of Exhibit 11.1(c).

         (d) On the date hereof, the Parties shall issue a joint statement to be sent to each of their respective customers and distributors, the contents of which shall be in the form of Exhibit 11.1(d).

         11.2 Governing Law; Disputes.

         The mutual obligations of the Parties hereunder shall be governed by Belgian law (excluding Belgian conflict of laws rules) and any other provision of Belgian corporate law under which any provision hereof may be deemed unenforceable. Accordingly, the Parties hereby irrevocably waive their right to involve against each other any applicable mandatory provision of Polish law that may conflict with the provisions of this Agreement.

         Any dispute arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") as existing as of the date of commencement of the arbitration proceedings by an arbitral tribunal composed of three (3) arbitrators designated by the ICC in accordance with said Rules. The arbitration proceedings shall take place in Brussels, Belgium and shall be conducted in the English language. The arbitral award shall be binding upon the parties to the arbitration and judgment upon any award rendered may be entered in any court having jurisdiction. The prevailing party in the arbitration shall be paid the arbitration fees and reasonable attorneys fees and expenses incurred by it.

         Notwithstanding the provisions of this Article 11.2, the Parties agree that, prior to any Party submitting to arbitration of any claim, dispute or disagreement (each, a "Disagreement") arising in connection with this Agreement, such Party shall notify such Disagreement to the other Party, after which the senior management of the Parties shall negotiate in good faith for a period of thirty (30) days to resolve such Disagreement. If at the end of such thirty (30) day period, the Disagreement persists, there shall be a fifteen (15) day cooling-off period, after which there shall be a further period of thirty (30) days of negotiations which shall include at least one face-to-face meeting of the chief executive officer, chief operating officer and/or chief financial officer of each of Canal+ and UPC.

         11.3 Effective Date; Term.

         This Agreement shall be binding upon the Parties hereto and shall become effective on the date of its execution by all the Parties. This Agreement may be terminated (i) by the mutual written agreement of each of the Parties, or
(ii) by any Party if the Closing shall not have occurred prior to February 28, 2002, unless (i) such eventuality shall be due to the breach by the Party seeking to terminate this Agreement of any of its obligations hereunder or (ii) as otherwise agreed in writing by the Parties; provided, that in the event that any one or more of the conditions set forth in Article V are not satisfied on or prior to February 28, 2002 but, as of such date, there exists, in the reasonable opinion of the Parties, no substantial obstacle to their satisfaction, the Parties shall extend the deadline for the Closing set forth in this Article 11.3 by thirty (30) days. Notwithstanding the foregoing, the rights and obligations of the Parties accrued to the date of termination and the obligations of each Party pursuant to Articles 11.1 and 11.2 shall survive any termination of this Agreement.

         11.4 Liquidated Damages

         In the event that the Closing does not occur on or before February 28, 2002 as a result of a material breach by UPC or any of its Group Companies or Affiliates of any of its obligations under this Agreement, UPC shall pay to Canal+ liquidated damages in the amount of (euro)20 million, in particular to compensate Canal+ for the prejudice suffered by its agreement to the standstill set forth in Article 4.5 and the time and expense invested in such negotiations. Correspondingly, in the event that the Closing does not occur on or before February 28, 2002 as a result of a material breach by Canal+, TKP or any of their Group Companies of any of their obligations under this Agreement, Canal+ shall pay to UPC liquidated damages in the amount of (euro)20 million, in particular to compensate UPC for the prejudice suffered by its agreement to the standstill set forth in Article 4.5 and the time and expense invested in such negotiations.

         The liquidated damages stipulated above shall be available to, and constitute the exclusive remedy of, the non-breaching Party against the breaching Party in the event of a material breach by either Party of any of its obligations hereunder that precludes the closing of the transactions herein contemplated. If such breach does not preclude the closing of the transactions herein contemplated, the liquidated damages stipulated above shall not be available to the non-breaching Party, but such Party shall be entitled to seek appropriate remedies for such breach in accordance with Article IX of this Agreement and applicable law.

         11.5 Severance

         If any provisions of this Agreement or any part thereof are rendered void, illegal or unenforceable in any respect, the Parties shall use their reasonable efforts to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can reasonably be assumed that the Parties would have executed this Agreement including the new provisions. In the event that such provisions cannot be found, the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement without the invalid provisions.

         11.6 Expenses

         Except as otherwise specifically provided herein or as agreed in writing by the Parties, each Party shall bear any expenses incurred by it prior to the Closing Date in connection with the transactions contemplated by this Agreement.

         11.7 Further Assurances

         Subject to the terms and conditions provided herein, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable laws to consummate and make effective the transactions contemplated by this Agreement.

         11.8 Entire Agreement; Modifications.

         This Agreement (including the Schedules and Exhibits hereto which constitute an integral part hereof) constitutes the entire agreement among the Parties and supersedes any prior agreement or understanding among the Parties with respect to the subject matter hereof including the Memorandum of Understanding among UPC, Canal+ and UPC Polska dated May 23, 2001.

         This Agreement may not be modified or terminated except by an instrument in writing signed by each of the Parties.

         11.9 No Assignment; No Third Party Beneficiaries.

         (a) Except with the written consent of the other Party, no Party shall assign or otherwise transfer any or all of its rights or obligations under this Agreement.

         (b) This Agreement is solely for the benefit of the Parties and their respective successors, and this Agreement shall not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.

         11.10 Headings.

         The headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         11.11 Language.

         As soon as possible following the execution hereof, the Parties shall cause this Agreement to be translated into the Polish language, and undertake to execute such Polish translation duly approved by them. It is expressly provided that as between the Parties, the original English version of this Agreement shall be the only binding document and that, in the event of any discrepancy between the original English version and its Polish translation, the former shall prevail.

         11.12 Notices.

         All notices to be given by any Party to the others in connection with this Agreement shall be given in writing in English. Such notices may be given by personal delivery or by registered or certified air mail, telegram, cable, telex or telefax addressed as follows:

         to Canal+:

         Groupe Canal+ S.A.
         85/89 Quai Andre Citroen
         75711 Paris CEDEX 15, France
         Attention:  Mr. Marc-Andre Feffer, Vice President /General Counsel
         Fax:  +33.1.40.60.70.50

         To UPC, UPC Polska or PTC:

         United Pan-Europe Communications N.V.
         1 Knightsbridge
         London, SW1X 7UP
         United Kingdom
         Attn:  Shane O'Neill/Mike Moriarty
         Fax: 44.207.661.3588

         With a copy to:

         United Pan-Europe Communications N.V.
         Boeing Avenue 53
         1119 PE Schiphol Rijk
         The Netherlands
         Attn: General Counsel
         Fax: 31.20.778.9871

         With a copy to:

         White & Case
         62 rue de la Loi
         1040 Brussels
         Belgium

         To TKP:

         Kawalerii No. 5
         00-460 Warsaw
         Poland
         Attn: President
         Fax: 48.22.625.2693

or to such other address as the Party to receive such notice shall have not less than thirty (30) days previously designated by written notice to the other Parties. The effective date of any notice shall be the date on which it is actually received by the addressee.

         11.13 Counterparts. This Agreement may be executed in counterparts. Each separate counterpart together with such other counterparts having the signatures of all Parties shall form one original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in five (5) original counterparts as of the date first indicated hereof.





                                    GROUPE CANAL+ S.A.


                                    By:
                                        ----------------------------------------






                                    UNITED PAN-EUROPEAN COMMUNICATIONS N.V.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------






                                    TELEWIZYJNA KORPORACJA PARTYCYPACYJNA S.A.


                                    By:
                                        ----------------------------------------

                                    UPC POLSKA, INC.


                                    By:
                                        ----------------------------------------



                                    By:
                                        ----------------------------------------









                                    POLSKA TELEWIZJA CYFROWA WIZJA TV SP. Z O.O.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------

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